Exhibit 99
Contacts:

Veronica Rosa                                                          Steve Eck
Investor Relations                                               Media Relations
610-408-7196                                                        610-408-7295
vrosa@ikon.com                                                     seck@ikon.com
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                        IKON OFFICE SOLUTIONS COMMENTS ON
                       revised FOURTH QUARTER expectationS

            Revenue Growth Continues, but Slowed by Pricing Pressure
                            Cash Flow Remains Strong

Valley Forge,  Pennsylvania  - October 17, 2000 - IKON Office  Solutions  (NYSE:
IKN) today announced that, based on preliminary information, the Company expects its earnings for the fourth quarter to be in the range of $.10-$.13 per share, including a special gain of approximately $.01 per share. The Company had previously expected its earnings for the fourth fiscal quarter to be similar to its third quarter of $.19 per share. Revenue growth, previously anticipated to be 4-6% for the fourth quarter, is expected to be approximately 2.5%.

James J. Forese, Chairman and Chief Executive Officer of IKON Office Solutions, said: "We are in the midst of a rapidly changing competitive environment. We have long recognized the shifts taking place in our market and have been positioning IKON to compete in this changing environment over the long term. Despite current marketplace pressures, we have continued to refine our solutions model by enhancing our product and service portfolio with new, market-driven offerings - including innovative equipment from leading vendors and value-added e-services like Digital Express(R) 2000 and Virtual File Room(TM). Our aim is to continue to gain market share and expand our digital customer base while at the same time making the investments necessary to address new opportunities capable of delivering long-term revenue and earnings growth. We have been, and will continue to be, committed to these actions."

Commenting on the preliminary results, Forese stated: "Basically, our revised expectations reflect three aspects of our business that are each in the midst of change as IKON continues its transition toward expanded and integrated offerings for the digital environment. Our core office equipment business continued to gain market share this quarter with low double-digit revenue growth. However, increased price pressures have softened revenue growth and gross margins from our previously anticipated fourth quarter levels.

"Second, service revenues related to our office equipment business declined at greater levels than the normal decline associated with summer seasonality. IKON's digital strategy has included a shift in focus toward higher-end equipment - equipment capable of producing more service revenue streams at stronger gross margins. At this stage in our transition, it appears from preliminary data that gross margins in this area are indeed improving; however, the increased volumes from our higher-end placements have taken longer than expected to realize.

"Lastly, we continue to experience revenue declines and losses in our technology service operations that provide networking and integration capabilities. As previously announced, these resources are being merged into IKON North America for fiscal 2001 to make their offerings more synergistic with our long-term strategy, and we have no doubt experienced some additional disruption from those activities.

"Our cash flow for the fourth quarter and for the fiscal year continues to be strong. In fact, we expect that we will exceed our free cash flow target for the year of $155 million, by approximately $30-50 million. In addition, our debt-to-capital ratio - excluding our leasing business - is expected to be in the 35-36% range, led by a reduction in corporate debt quarter to quarter of more than $150 million.

"There is no question that this operating environment presents major ongoing challenges as players strive to adopt a true solutions platform. Customers need a solutions provider that is able to identify technological capabilities that add the most value and a solutions provider that can, as well, integrate those capabilities with their existing operations. We intend to be that solutions provider."

Forese noted that over the last two years IKON has successfully transformed its sales force and service organizations, as well as its marketing, training, and recruiting programs to ensure that the Company can provide highly specialized expertise on a nationwide basis. He observed that this provides IKON with a prime competitive advantage, as customers strive for greater efficiencies through the use of digital technologies.

The Company will provide additional details on its earnings and its long-term outlook when it reports financial results for the fourth quarter and fiscal 2000 on October 26.

IKON Office Solutions (www.ikon.com) is one of the world's leading providers of products and services that help businesses communicate. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal outsourcing solutions, as well as network design and consulting, e-business development and technology training. With fiscal 1999 revenues of $5.5 billion, IKON has approximately 900 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland, and Denmark.



This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include statements relating to expected fourth quarter results, including expected revenues, earnings, cash flow and debt-to-capital ratio, and the expected benefits from IKON's new product offering and its long-term strategy. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to, risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 1999 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.


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